Exhibit 99.1
MASSEY ENERGY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
UNAUDITED

	Three Months Ended March 31,
	2011	2010
Revenues
Produced coal revenue	$ 831,301	$ 571,802
Freight and handling revenue	84,370	74,289
Purchased coal revenue	15,951	19,465
Other revenue	18,134	23,083
Total revenues	949,756	688,639

Costs and expenses
Cost of produced coal revenue	690,408	469,936
Freight and handling costs	84,370	74,289
Cost of purchased coal revenue	15,832	20,623
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	86,002	64,207
Selling, general and administrative	11,270	262
Selling, general and administrative	27,274	28,109
Other expense	800	871
Loss (Gain) on derivative instruments	18,360	(36,453)
Total costs and expenses	934,316	621,844

Income before interest and taxes	15,440	66,795

Interest income	296	1,463
Interest expense	(25,751)	(25,216)
Gain on short-term investment	-	3,780
(Loss) income before taxes	(10,015)	46,822

Income tax benefit (expense)	2,341	(13,196)

Net (loss) income	$ (7,674)	$ 33,626

Net (loss) income per share
Basic	$ (0.07)	$ 0.39
Diluted	$ (0.07)	$ 0.39

Shares used to calculate net (loss) income per share
Basic	102,326	86,137
Diluted	102,326	87,393
Dividends per share	$ 0.06	$ 0.06

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)
UNAUDITED

	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$ 280,696	$ 327,179
Trade and other accounts receivable, less allowance of $906	366,114	296,770
Inventories	304,491	289,027
Income taxes receivable	12,957	10,912
Other current assets	208,916	193,176
Total current assets	1,173,174	1,117,064

Property, plant and equipment, net	3,236,065	3,217,685
Intangible assets, net	106,618	120,923
Goodwill	36,707	36,707
Other noncurrent assets	111,547	118,603
Total assets	$ 4,664,111	$ 4,610,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable, principally trade and bank overdrafts	$ 255,517	$ 245,312
Short-term debt	9,672	12,327
Payroll and employee benefits	103,586	95,446
Other current liabilities	325,150	309,980
Total current liabilities	693,925	663,065
Noncurrent liabilities
Long-term debt	1,309,251	1,303,852
Deferred income taxes	165,172	163,383
Pension obligation	76,377	79,721
Other noncurrent liabilities	631,036	620,499
Total noncurrent liabilities	2,181,836	2,167,455
Total liabilities	2,875,761	2,830,520
Shareholders’ equity
Capital stock
Preferred – authorized 20,000,000 shares without par value; none issued	-	-
Common – authorized 300,000,000 shares of $0.625 par value; issued 103,122,505 and 102,496,160 shares, respectively	64,925	64,561
Treasury stock	(31,822)	(31,822)
Additional capital	1,362,292	1,343,966
Retained earnings	512,195	526,025
Accumulated other comprehensive loss	(119,240)	(122,268)
Total shareholders’ equity	1,788,350	1,780,462
Total liabilities and shareholders’ equity	$ 4,664,111	$ 4,610,982

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
UNAUDITED

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$ (7,674)	$ 33,626
Adjustments to reconcile Net (loss) income to Cash provided by operating activities:
Depreciation, depletion and amortization	97,272	64,469
Share-based compensation expense	2,481	2,709
Amortization of bond discount	5,399	5,013
Deferred income taxes	(146)	3,089
Gain on disposal of assets	(5,579)	(1,019)
Gain on reserve exchange	-	(2,313)
Gain on insurance recovery	-	(5,810)
Net change in fair value of derivative instruments	21,520	(28,017)
Realized gain on short-term investment	-	(3,780)
Asset retirement obligations accretion	4,613	4,131
Changes in operating assets and liabilities:
Increase in accounts receivable	(69,344)	(93,743)
Increase in inventories	(15,464)	(3,856)
Decrease in other current assets	7,056	66,572
Increase in other assets	(34,076)	(9,204)
(Increase) decrease in accrued income taxes	(2,045)	9,468
Increase in accounts payable and bank overdrafts	10,205	20,090
Increase in other accrued liabilities	6,967	12,685
Increase in other noncurrent liabilities	19,976	2,708
Increase in pension obligation	682	1,429
Asset retirement obligations payments	(1,736)	(1,090)
Cash provided by operating activities	40,107	77,157

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(100,804)	(56,146)
Proceeds from redemption of short-term investment	-	14,644
Proceeds from sale of assets	6,816	1,019
Proceeds from insurance recovery	-	9,125
Cash utilized by investing activities	(93,988)	(31,358)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	-	466,759
Repayments of capital lease obligations	(2,655)	(382)
Repayment for 6.625% senior notes	-	(21,949)
Cash dividends paid	(6,156)	(5,167)
Proceeds from stock options exercised	16,209	11,490
Income tax benefit from stock option exercises	-	625
Cash provided by financing activities	7,398	451,376

(Decrease) increase in cash and cash equivalents	(46,483)	497,175
Cash and cash equivalents at beginning of period	327,179	665,762
Cash and cash equivalents at end of period	$ 280,696	$ 1,162,937

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1.           Significant Accounting Policies

Basis of Presentation

The consolidated financial statements do not include footnotes and certain financial information normally presented annually under accounting principles generally accepted in the United States (“GAAP”) and, therefore, should be read in conjunction with the Annual Report on Form 10-K of Massey Energy Company (“we,” “our,” “us,” “Massey” or the “Company”) for the year ended December 31, 2010.  Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end.  The results of operations for the quarterly period ended March 31, 2011 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2011.

The consolidated financial statements included herein are unaudited; however, the financial statements contain all adjustments (consisting of normal recurring accruals), which, in our opinion, are necessary to present fairly our consolidated financial position at March 31, 2011, our consolidated results of operations for the three months ended March 31, 2011 and 2010, and cash flows for the three months ended March 31, 2011 and 2010, in conformity with GAAP.

The consolidated financial statements include our accounts and the accounts of our wholly owned and majority owned direct and indirect subsidiaries.  Significant intercompany transactions and accounts are eliminated in consolidation.  We have no independent assets or operations.  We do not have a controlling interest in any separate independent operations.  Investments in business entities in which we do not have control, but have the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method.

All of our direct and substantially all of our indirect operating subsidiaries, each such subsidiary being indirectly 100% owned by us, fully and unconditionally, jointly and severally, guarantee our obligations under the 6.875% senior notes due 2013 (“6.875% Notes”), the 3.25% convertible senior notes due 2015 (“3.25% Notes”) and the 2.25% convertible senior notes due 2024 (“2.25% Notes”).  The subsidiaries not providing a guarantee of the 6.875% Notes, the 3.25% Notes and the 2.25% Notes are minor (as defined under Securities and Exchange Commission (“SEC”) Rule 3-10(h)(6) of Regulation S-X).  See Note 8 to the Notes to Consolidated Financial Statements for a more complete discussion of debt.

We have evaluated subsequent events through the date the consolidated financial statements were issued.

2.           Merger with Alpha Natural Resources, Inc.

On January 28, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha (“Merger Sub”), providing for the acquisition of Massey by Alpha.  Subject to the terms and conditions of the Merger Agreement, Massey will be merged with and into Merger Sub (the “Merger”), with Massey surviving the Merger as a wholly owned subsidiary of Alpha.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Alpha, us or Merger Sub or their respective subsidiaries (which will be cancelled) or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash, without interest (the “Massey Merger Consideration”).  No fractional shares of Alpha common stock will be issued in the Merger, and Massey stockholders will receive cash in lieu of fractional shares, if any, of Common Stock. Immediately upon completion of the Merger, Massey stockholders will own approximately 46% of the combined company.

The consummation of the Merger is subject to certain conditions, including (i) the adoption by Massey stockholders of the Merger Agreement and (ii) the approval by the Alpha stockholders of (x) an amendment to Alpha’s certificate of incorporation to increase the number of shares of Alpha common stock that Alpha is authorized to issue in order to permit issuance of the Alpha common stock in connection with the Merger and (y) the issuance of Alpha common stock in connection with the Merger.  In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended, which has been received, as well as other customary closing conditions.

The Merger Agreement contains customary covenants, including covenants providing for each of the parties: (i) to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger; (ii) to use reasonable best efforts to cause the transaction to be consummated; (iii) not to initiate, solicit or knowingly encourage inquiries, proposals or offers relating to alternate transactions or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto; and (iv) to call and hold a special stockholders’ meeting and, subject to certain exceptions, recommend adoption of the Merger Agreement, in our case, and amendment of the Alpha certificate of incorporation and issuance of Alpha common stock in connection with the Merger, in the case of Alpha.

The Merger Agreement also contains certain termination rights and provides that, (i) upon termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the Massey board of directors or termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal”, Massey will owe Alpha a cash termination fee of $251 million; (ii) upon the termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the board of directors of Alpha or termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal”, Alpha will owe Massey a cash termination fee of $252 million; and (iii) upon the termination of the Merger Agreement due to Alpha’s failure to obtain the required stockholder approval at the Alpha stockholders’ meeting in the absence of a competing proposal, Alpha will owe Massey a cash termination fee of $72 million. In addition, Alpha is obligated to pay a cash termination fee of $360 million to us if all the conditions to closing have been met and the Merger is not consummated because of a breach by Alpha’s lenders of their obligations to finance the Merger.

The SEC has declared effective the Form S-4 Registration Statement concerning the agreement and plan of merger between Alpha and Massey. In connection with the Merger, a definitive joint proxy statement/prospectus has been mailed to our stockholders on or about April 29, 2011.  The close of business on April 27, 2011 is the record date for determining the holders of common stock that will be entitled to notice of and to vote at each of Alpha’s and Massey’s respective special meetings of stockholders regarding the Merger and any adjournment of the special meetings.  Each of Alpha and Massey intend to hold their respective special meetings of stockholders on June 1, 2011. If the Alpha and Massey stockholders approve the Merger-related proposals at their respective special meetings, then, subject to certain other customary closing conditions, Alpha and Massey expect to close the Merger promptly after the special meetings on June 1, 2011.

3.           Acquisition of Cumberland

On April 19, 2010, we completed the acquisition of Cumberland Resources Corporation and certain affiliated entities (“Cumberland”) for a purchase price of $644.7 million in cash and 6,519,034 shares of Common Stock.  Prior to the acquisition, Cumberland was one of the largest privately held coal producers in the United States.  Cumberland’s operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky.  As a result of the acquisition, we obtained an estimated 415 million tons of contiguous coal reserves. We also obtained a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad.  We did not incur or assume any third-party debt as a result of the acquisition of Cumberland.  The acquisition of Cumberland increases our metallurgical coal reserves, strengthens our ability to globally market steam and metallurgical quality coal, and optimizes both operational best practices and working capital generation.

The following unaudited pro forma information has been prepared for illustrative purposes only and assumes the acquisition of Cumberland occurred at the beginning of each of the periods being presented.  The unaudited pro forma results have been prepared based on estimates and assumptions that we believe are reasonable; however, they are not necessarily indicative of the consolidated results of operations had the acquisition of Cumberland occurred at the beginning of each of the periods presented or of future results of operations.

Three Months Ended March 31,
	2011	2010
(In Thousands)
Total revenue
As reported	$ 949,756	$ 688,639
Pro forma	$ 949,756	$ 858,490

Net (loss) income
As reported	$ (7,674)	$ 33,626
Pro forma	$ (7,6740)	$ 45,515

4.           Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2011	2010
	(In Thousands)
Saleable coal	$ 194,645	$ 183,156
Raw coal	51,637	47,376
Coal inventory	246,282	230,532
Supplies inventory	58,209	58,495
Total inventory	$ 304,491	$ 289,027

Saleable coal represents coal ready for sale, including inventories designated for customer facilities under consignment arrangements of $29.5 million and $34.8 million at March 31, 2011 and December 31, 2010, respectively.  Raw coal represents coal that generally requires further processing prior to shipment to the customer.

5.           Other Current Assets

Other current assets are comprised of the following:

	March 31,	December 31,
	2011	2010
	(In Thousands)
Longwall panel costs	$ 13,791	$ 10,430
Deposits	103,259	105,216
Other	91,866	77,530
Total other current assets	$ 208,916	$ 193,176

Deposits consist primarily of funds placed in restricted accounts with financial institutions to collateralize letters of credit that support workers’ compensation requirements, insurance and other obligations.  As of March 31, 2011 and December 31, 2010, Deposits includes $59.4 million of funds pledged as collateral to support $58.2 million of outstanding letters of credit.  In addition, Deposits at March 31, 2011 and December 31, 2010, includes  $11.6 million of United States Treasury securities supporting various regulatory obligations.  Deposits also includes $16.3 million and $17.8 million for future equipment deliveries as of March 31, 2011 and December 31, 2010, respectively.

The Other caption in the table above at March 31, 2011 and December 31, 2010 includes $42.0 million and $10.0 million, respectively, associated with the funding of a portion of our deferred compensation plan.

We have committed to the divestiture of certain assets that are not part of our short-term mining plan.  At March 31, 2011 and December 31, 2010, the carrying amount of assets held for sale totaled $18.9 million and $24.2 million, respectively, and is included in Other current assets.

6.           Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	March 31,	December 31,
	2011	2010
Land, buildings and equipment	$ 3,024,819	$ 2,983,866
Mining properties owned in fee and leased mineral rights	$ 1,419,522	$ 1,428,394
Mine development	$ 1,231,270	$ 1,221,529
Total property, plant and equipment	5,675,611	5,633,789
Less accumulated depreciation, depletion and amortization	(2,439,546)	(2,416,104)
Property, plant and equipment, net	$ 3,236,065	$ 3,217,685

Property, plant and equipment includes gross assets under capital leases of $12.3 million at December 31, 2010.

7.           Intangible assets

As part of the acquisition of Cumberland during 2010, we acquired intangible assets with a fair value of $167.0 million.  Intangible assets are comprised of the following:

	March 31,	December 31,
	2011	2010
Coal sales contracts	$ 96,870	$ 96,870
Transportation contracts	61,700	61,700
Mining permits	8,451	8,451
Intangible assets, cost	167,021	167,021
Accumulated amortization	(60,403)	(46,098)
Intangible assets, net	$ 106,618	$ 120,923

Amortization expense related to these Intangible assets was $14.3 million for the three months ended March 31, 2011.

8.           Debt

Debt is comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
6.875% senior notes due 2013, net of discount of $2,346 and $2,538, respectively	$ 757,654	$ 757,462
3.25% convertible senior notes due 2015, net of discount of $107,532 and $112,740, respectively	551,531	546,323
2.25% convertible senior notes due 2024	9,647	9,647
Capital lease obligations	91	2,747
Total debt	1,318,923	1,316,179
Amounts due within one year	(9,672)	(12,327)
Total long-term debt	$ 1,309,251	$ 1,303,852

The weighted average effective interest rate of the outstanding borrowings was 7.3% at both March 31, 2011 and December 31, 2010.

Convertible Debt Securities

The discount associated with the 3.25% Notes is being amortized via the effective-interest method increasing the reported liability until the notes are carried at par value on their maturity date.  We separately account for the liability and equity components in a manner reflective of our nonconvertible debt borrowing rate, which was determined to be 7.75% at the date of issuance. We recognized $5.2 million and $4.8 million of pre-tax non-cash interest expense for the amortization of the discount for the three months ended March 31, 2011 and 2010, respectively.

As a result of the announcement of a June 1, 2011 expected closing date for the Merger, on May 2, 2011 the 3.25% Notes became convertible at the option of each of the holders into consideration in (a) an amount up to 100% of the 3.25% Notes’ principal amount payable in cash, plus (b) the excess of such amount, if any, payable, at our option, in cash, stock or a combination of cash and stock (collectively “Conversion Property”).  The 3.25% Notes are convertible into Conversion Property equal to 11.4542 shares of Common Stock (or, after the Merger, of Reference Property, as defined in the Indenture) per $1,000 principal amount of the 3.25% Notes.  The conversion period will remain open, at a minimum, until July 2, 2011, unless notice is provided that the Merger will not occur, and may be extended under certain circumstances.

The 2.25% Notes became callable by us at par as of April 6, 2011.  On May 2, 2011, we issued a redemption notice to the holders of the 2.25% Notes, with redemption subject to certain conditions set forth in the redemption notice, redeemable on June 1, 2011 (“Redemption Date”) subject to certain conditions, including the consummation of the Merger.  The holders of the 2.25% Notes can convert their notes into shares of Common Stock up until the close of business May 31, 2011. If all of the 2.25% Notes outstanding at March 31, 2011 are converted prior to the Redemption Date, we will have to issue 287,113 shares of Common Stock.

6.875% Notes

On May 4, 2011, in connection with the Merger, Alpha announced that it commenced a cash tender offer for any and all of our outstanding 6.875% Notes (the “Tender Offer”).  The Tender Offer is conditioned upon satisfaction or waiver of certain conditions, including the closing of the Merger and the consummation of an offering by Alpha of one or more series of its senior notes, the net proceeds of which are sufficient to purchase the 6.875% Notes tendered in the Tender Offer.  The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal that were issued by Alpha in connection with the Tender Offer.

9.           Pension Expense

Net periodic pension expense for both our qualified defined benefit pension plan and nonqualified supplemental benefit pension plan is comprised of the following components:

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Service cost	$ 2,951	$ 2,642
Interest cost	4,870	4,444
Expected return on plan assets	(5,415)	(4,605)
Recognized loss	4,141	3,491
Amortization of prior service cost	1	1
Net periodic pension expense	$ 6,548	$ 5,973

We paid benefits to participants of the nonqualified supplemental benefit pension plan $0.1 million for the three month periods ended March 31, 2011 and 2010, respectively.  We expect to contribute approximately $0.3 million for benefit payments to participants for the nonqualified supplemental benefit pension plan in 2011.  During the first quarter of 2011 and 2010, we contributed $5.5 million and $4.6 million, respectively, to the qualified defined benefit pension plan.  We expect to make contributions totaling approximately $20 million to the qualified defined benefit pension plan in 2011.

10.           Other Noncurrent Liabilities

Other noncurrent liabilities are comprised of the following:

	March 31, 2011	December 31, 2010
	(In Thousands)
Reclamation	$ 233,431	$ 230,968
Workers’ compensation and black lung	154,306	155,685
Other postretirement benefits	180,410	178,113
Other	62,889	55,733
Total other noncurrent liabilities	$ 631,036	$ 620,499

11.           Black Lung and Workers’ Compensation Expense

Expenses for black lung benefits and workers’ compensation related benefits include the following components:

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Self-insured black lung benefits:
Service cost	$ 925	$ 1,000
Interest cost	1,025	775
Amortization of actuarial (gain) loss	275	(875)
Subtotal black lung benefits expense	2,225	900
Other workers’ compensation benefits	8,118	7,473
Total black lung and workers’ compensation benefits expense	$ 10,343	$ 8,373

Payments for benefits, premiums and other costs related to black lung and workers’ compensation liabilities were $12.3 million and $8.4 million for the three months ended March 31, 2011 and 2010, respectively.

12.           Other Postretirement Benefits Expense

Net periodic postretirement benefit cost includes the following components:

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Service cost	$ 679	$ 812
Interest cost	2,504	2,378
Recognized loss	1,035	830
Amortization of prior service credit	(720)	(763)
Net periodic postretirement benefit cost	$ 3,498	$ 3,257

Payments for benefits related to postretirement benefit cost were $1.3 million and $1.5 million for the three months ended March 31, 2011 and 2010, respectively.

13.           Common Stock Issuance

On March 23, 2010, we completed a registered underwritten public offering of 9,775,000 shares of our common stock, $0.625 par value per share at a public offering price of $49.75 per share, resulting in proceeds to us of $466.7 million, net of fees.  In April 2010, we used the net proceeds of this offering to fund a portion of the cash consideration for the acquisition of Cumberland.  See Note 3 to the Notes to Consolidated Financial Statements for a discussion of the acquisition of Cumberland.

14.           Earnings Per Share

The number of shares of our Common Stock used to calculate basic earnings per share for both the three months ended March 31, 2011 and 2010, is based on the weighted average of outstanding shares of Common Stock during the respective periods.  The number of shares of Common Stock used to calculate diluted earnings per share is based on the number of shares of Common Stock used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors during each period and debt securities currently convertible into shares of Common Stock during each period.  The effect of dilutive securities issuances in the amount of 0.9 million and 0.1 million shares of Common Stock for the three months ended March 31, 2011 and 2010, respectively, and were excluded from the calculation of diluted income per share of Common Stock, as such inclusion would result in antidilution.

The computations for basic and diluted (loss) income per share are based on the following per share information:

	Three Months Ended March 31,
	2011	2010
	(In Thousands, Except Per Share Amounts)
Numerator:
Net (loss) income - numerator for basic	$ (7,674)	$ 33,626
Effect of convertible notes	-	44
Adjusted net (loss) income - numerator for diluted	$ (7,674)	$ 33,670

Denominator:
Weighted average shares - denominator for basic	102,326	86,137
Effect of stock options/restricted stock	-	969
Effect of convertible notes	-	287
Adjusted weighted average shares - denominator for diluted	102,326	87,393

Net (loss) income per share:
Basic	$ (0.07)	$ 0.39
Diluted	$ (0.07)	$ 0.39

The 2.25% Notes are convertible by holders into shares of Common Stock during certain periods under certain circumstances.  As of March 31, 2011, the price per share of Common Stock had reached the specified threshold for conversion.  If all of the 2.25% Notes outstanding at March 31, 2011 had been eligible for conversion and were converted at that date, we would have issued 287,113 shares of Common Stock.  On May 2, 2011,we issued a redemption notice to the holders of the 2.25% Notes (see Note 8 for additional details).

The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, Common Stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation.  As of March 31, 2011, the 3.25% Notes had not reached the specified threshold for conversion.

As a result of the announcement of a June 1, 2011 expected closing date for the Merger, on May 2, 2011 the 3.25% Notes became convertible at the option of each of the holders into consideration in (a) an amount up to 100% of the 3.25% Notes’ principal amount payable in cash, plus (b) the excess of such amount, if any, payable, at our option, in cash, stock or a combination of cash and stock (collectively “Conversion Property”).  The 3.25% Notes are convertible into Conversion Property equal to 11.4542 shares of Common Stock (or, after the Merger, of Reference Property, as defined in the Indenture) per $1,000 principal amount of the 3.25% Notes.  The conversion period will remain open, at a minimum, until July 2, 2011, unless notice is provided that the Merger will not occur, and may be extended under certain circumstances.

15.           Derivative Instruments

Upon entering into each coal sales and coal purchase contract, we evaluate each of our contracts to determine if they qualify for the normal purchase normal sale (“NPNS”) exception prescribed by current accounting guidance.  We use coal purchase contracts to supplement our produced and processed coal in order to provide coal to meet customer requirements under sales contracts.  We are exposed to certain risks related to coal price volatility.  The purchases and sales contracts we enter into allow us to mitigate a portion of the underlying risk associated with coal price volatility.  The majority of our contracts qualify for the NPNS exception and therefore are not accounted for at fair value.  For those contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the duration of the contract, the contracts are required to be accounted for as derivative instruments and must be recognized as assets or liabilities and measured at fair value.  Those contracts that do not qualify for the NPNS exception have not been designated as cash flow or fair value hedges and, accordingly, the net change in fair value is recorded in current period earnings.  Our coal sales and coal purchase contracts that do not qualify for the NPNS exception as prescribed by current accounting guidance are offset on a counterparty-by-counterparty basis for derivative instruments executed with the same counterparty under a master netting arrangement.

Tons outstanding under coal purchase and coal sales contracts that do not qualify for the NPNS exception are as follows:

	March 31, 2011	December 31, 2010
	(In Thousands)
Purchase contracts	765	360
Sales contracts	2,519	600

The increase in tons outstanding under coal purchase and coal sales contracts that do not qualify for the NPNS exception as of March 31, 2011, is primarily due to certain contracts identified in the first quarter of 2011 that no longer qualified for the NPNS exception, which are now accounted for at fair value.

The fair values of our purchase and sales derivative contracts have been aggregated in the Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010, as follows:

	March 31, 2011	December 31, 2010
	(In Thousands)
Other current assets	$ -	$ 15,424
Other noncurrent assets	-	-
Other current liabilities	(4,311)	-
Other noncurrent liabilities	(1,784)	-
Total aggregated derivative balance	$ (6,095)	$ 15,424

We have recorded net losses (gains) related to coal sales and purchase contracts that did not qualify for the NPNS exception in the Consolidated Statements of Income under the caption Gain on derivative instruments.

	For the three months ended March 31,
	2011	2010
	(In Thousands)
Unrealized losses (gains) on outstanding contracts	$ 21,520	$ (28,017)
Realized gains due to settlements on existing contracts	(3,160)	(8,436)
Loss (Gain) on derivative instruments	$ 18,360	$ (36,453)

16.           Fair Value

Financial and non-financial assets and liabilities that are required to be measured at fair value must be categorized based upon the levels of judgment associated with the inputs used to measure their fair value.  Hierarchical levels – directly related to the amount of subjectivity associated with the inputs used to determine the fair value of financial assets and liabilities – are as follows:

•	Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the assets or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•
Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.  Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Each major category of financial assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations.

March 31, 2011 (In Thousands)
	Level 1	Level 2	Level 3	Total

Assets
Fixed income securities
U.S. Treasury securities	$ 11,659	$ -	$ -	$ 11,659
Money market funds
U.S. Treasury money market fund	14,399	-	-	14,399
Other money market funds	267,000	-	-	267,000
Total	$ 293,058	$ -	$ -	$ 293,058

Liabilities
Derivative instruments	$ -	$ 6,095	$ -	$ 6,095
Total	$ -	$ 6,095	$ -	$ 6,095

	December 31, 2010 (In Thousands)
	Level 1	Level 2	Level 3	Total

Assets
Fixed income securities
U.S. Treasury securities	$ 11,645	$ -	$ -	$ 11,645
Certificates of deposit	50,061	-	-	50,061
Money market funds
U.S. Treasury money market fund	20,399	-	-	20,399
Other money market funds	216,362	-	-	216,362
Derivative instruments	-	15,424	-	15,424
Total	$ 298,467	$ 15,424	$ -	$ 313,891

Fixed income securities and money market funds

All fixed income securities are deposits, consisting of obligations of the U.S. Treasury, supporting various regulatory obligations.  All investments in money market funds are cash equivalents or deposits pledged as collateral and are invested in prime money market funds and Treasury-backed funds.  Included in the money market funds at March 31, 2011 and December 31, 2010 are $58.2 million of funds pledged as collateral to support $59.4 million of outstanding letters of credit.  See Note 5 to the Notes to Consolidated Financial Statements for more information on deposits.

Derivative Instruments

Certain of our coal sales and coal purchase contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the life of the contract are accounted for as derivative instruments and are required to be recognized as assets or liabilities and measured at fair value.  To establish fair values for these contracts, we use bid/ask price quotations obtained from independent third-party brokers. We also consider the risk of nonperformance of or nonpayment by the counterparties when determining the fair values for these contracts by evaluating the credit quality and financial condition of each counterparty.  We could experience difficulty in valuing our derivative instruments if the number of third-party brokers should decrease or market liquidity is reduced.  See Note 15 to the Notes to Consolidated Financial Statements for more information.

Fair Value Option

The following methods and assumptions were used to estimate the fair value of those financial instruments that are not required to be carried at fair value within our Consolidated Balance Sheets:

Short-term debt: The carrying amount reported in the Consolidated Balance Sheets for short-term debt approximates its fair value due to the short-term maturity of these instruments.

Long-term debt: The fair values of long-term debt are estimated using the most recent market prices quoted on or before March 31, 2011.

The carrying amounts and fair values of these financial instruments are presented in the table below.  The carrying value of the 3.25% Notes reflected in Long-term debt in the table below reflects the full face amount of $659.1 million, which is reflected net of discount in the Consolidated Balance Sheets.

	March 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
(In Thousands)
Short-term debt	$ 9,672	$ 9,672	$ 12,327	$ 12,327
Long-term debt	$ 1,428,710	$ 1,524,498	$ 1,419,627	$ 1,419,627

17.           Contingencies

West Virginia Flooding

Since August 2004, five of our subsidiaries have been sued in six civil actions filed in the Circuit Courts of Boone, McDowell, Mingo, Raleigh, Summers and Wyoming Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding on or about May 2, 2002.  These complaints covered approximately 350 plaintiffs seeking unquantified compensatory and punitive damages from approximately 35 defendants.  Of these cases two were dismissed by the court without prejudice for failure to prosecute, two were dismissed by plaintiffs voluntarily and with prejudice, and one was settled for a nominal amount.  Only the Mingo County case comprised of four plaintiffs and 34 defendants remains active.

Since May 2006, we and 12 of our subsidiaries have been sued in three civil actions filed in the Circuit Courts of Logan and Mingo Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding between May 30 and June 4, 2004.  These complaints cover approximately 400 plaintiffs seeking unquantified compensatory and punitive damages from approximately 52 defendants.  Four of our subsidiaries have been dismissed without prejudice from one of the Logan County cases.

We believe the remaining cases will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

West Virginia Trucking

Since January 2003, an advocacy group and residents in Boone, Kanawha, Mingo and Raleigh Counties, West Virginia, filed 17 suits in the Circuit Courts of Kanawha and Mingo Counties, West Virginia, against 12 of our subsidiaries.  Plaintiffs alleged that defendants illegally transported coal in overloaded trucks, causing damage to state roads, thereby interfering with plaintiffs’ use and enjoyment of their properties and their right to use the public roads. Plaintiffs seek injunctive relief and compensatory and punitive damages.  The Supreme Court of Appeals of West Virginia (“WV Supreme Court”) referred the consolidated lawsuits, and similar lawsuits against other coal and transportation companies not involving our subsidiaries, to the Circuit Court of Lincoln County, West Virginia (“Circuit Court”), to be handled by a mass litigation panel judge. Plaintiffs filed motions requesting class certification. On June 7, 2007, plaintiffs voluntarily dismissed their public nuisance claims seeking monetary damages for road and bridge repairs.  Plaintiffs also agreed to an order limiting any damages for nuisance to two years prior to the filing of any suit.  A motion to dismiss any remaining public nuisance claims was resisted by plaintiffs and argued at hearings on December 14, 2007 and June 25, 2008.  No rulings on these matters have been made.  Defendants filed a motion requesting that the mass litigation panel judge recommend to the WV Supreme Court that the cases be sent back to the circuit courts of origin for resolution.  That motion was verbally denied as to those cases in which our subsidiaries are defendants, and a class certification hearing was held on October 21, 2009.  To date, no decision has been rendered by the Circuit Court on the class certification issues.  No date has been set for trial. A mediation is being scheduled in the Mingo County case.  We believe we have insurance coverage applicable to these items and that they will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Well Water Suits

Since September 2004, approximately 738 plaintiffs have filed approximately 400 suits against us and our subsidiary, Rawl Sales & Processing Co., in the Circuit Court of Mingo County, West Virginia (“Mingo Court”), for alleged property damage and personal injuries arising out of slurry injection and impoundment practices allegedly contaminating plaintiffs’ water wells. Plaintiffs seek injunctive relief and compensatory damages in excess of $170 million and unquantified punitive damages.  Specifically, plaintiffs are claiming that defendants’ activities during the period of 1978 through 1987 rendered their property valueless and request monetary damages to pay, inter alia, the value of their property and future water bills.  In addition, many plaintiffs are also claiming that their exposure to the contaminated well water caused neurological injury or physical injury, including cancers, kidney problems and gall stones.  Finally, all plaintiffs claimed entitlement to medical monitoring for the next 30 years and have requested unliquidated compensatory damages for pain and suffering, annoyance and inconvenience and legal fees.  On April 30, 2009, the Mingo Court held a mandatory settlement conference. At that settlement conference, all plaintiffs agreed to settle and dismiss their medical monitoring claims.  Additionally, 180 plaintiffs agreed to settle all of their remaining claims and be dismissed from the case.  All settlements to date will be funded by insurance proceeds.  Plaintiffs challenged the medical monitoring settlement. There are currently 585 plaintiffs with individual claims.  A number of motions that could impact the number of Plaintiffs and scope of the issues of these suits are pending.

The West Virginia Supreme Court issued an administrative order transferring the cases to the Mass Litigation Panel.  Mediation of all pending suits was held on February 22-23, 2011 in Charleston, West Virginia.  The mediation resulted in the final settlement of all medical monitoring claims and disposed of Plaintiffs’ earlier challenge of the prior medical monitoring settlement.  The medical monitoring claims will be paid by insurance proceeds.  No other claims were resolved.  The Mass Litigation Panel has randomly selected seven civil actions consisting of seventeen plaintiffs for the First Trial Group which is scheduled for August 1, 2011 in Wheeling, West Virginia.

Beginning in December 2008, we and certain of our subsidiaries along with several other companies were sued in numerous actions in Boone County, West Virginia involving approximately 374 plaintiffs alleging well water contamination resulting from coal mining operations.  The claims mirror those made above in the separate action before the Mass Litigation Panel, as described above. The separate civil actions have been consolidated for discovery purposes with trial for 266 plaintiffs scheduled for October 25, 2011.  No trial date is set for the remaining approximately 108 plaintiffs.

We do not believe there was any contamination caused by our activities or that plaintiffs suffered any damage and we believe that we have strong defenses to these matters.  We plan to vigorously contest these claims.  We believe that we have insurance coverage applicable to these matters and have initiated litigation against our insurers to establish that coverage.  At this time, we believe that the litigation by the plaintiffs will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Customer Disputes

We have been sued by one customer who claims they did not receive, or did not timely receive, all of the coal required to be shipped to them during prior years under their sales contract. This customer filed a claim for cover damages, which damages are equal to the difference between the contract price of the coal that was not delivered and the market price of replacement coal or comparable quality coal, and for other compensatory damages, the total of which could exceed $31 million.  The customer is also seeking punitive damages.  We believe that we have strong defenses and have not recorded an accrual for this matter because we do not believe a loss is probable.  It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

During the first quarter of 2011, we received notice of a suit from a plaintiff regarding whether or not a binding contract existed for the sale of coal, which coal the plaintiff had planned to broker to a third party in 2008.  The suit asks that we reimburse plaintiff for an $18 million court judgment against plaintiff awarded to the third party.  We do not believe that a binding sales contract was reached and currently believe that we have strong defenses and, therefore, have not recorded an accrual for this matter because we do not believe a loss is probable. It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

Separately, we are currently in litigation with one customer regarding whether or not binding contracts for the sale of coal were reached.  We maintain that this customer improperly terminated a signed, higher-priced contract; the customer argues that it was only required to purchase coal under a purported agreement reached by email. On February 12, 2010, we received a decision from an arbitration panel awarding this customer $10.5 million on the grounds that the purported agreement by email was valid and that the higher-priced contract was invalid.  We believed that the arbitration panel’s decision as to the validity of the higher-priced contract was beyond the panel’s jurisdiction of the award, which amounts to $8.2 million, and challenged that decision in federal court.  On June 2, 2010, the federal court rejected our challenge.  We are appealing this matter to the United States Court of Appeals for the Fourth Circuit (the “Fourth Circuit Court”).  Oral argument before the Fourth Circuit Court is scheduled for May 10, 2011.  While we will vigorously pursue this appeal, the amount of the judgment is fully accrued in Other current liabilities at March 31, 2011.  We have paid $2.3 million for the award relating to the panels’ decision that the agreement by email was valid, but have not yet paid the portion of the award under appeal.

Spartan Unfair Labor Practice Matter & Related Age Discrimination Class Action

In 2005, the UMWA filed an unfair labor practice charge with the National Labor Relations Board (“NLRB”) alleging that one of our subsidiaries, Spartan Mining Company (“Spartan”), discriminated on the basis of anti-union animus in its employment offers.  The NLRB issued a complaint and an NLRB Administrative Law Judge (“ALJ”) issued a recommended decision making detailed findings that Spartan committed a number of unfair labor practice violations and awarding, among other relief, back pay damages to union discriminatees.  On September 30, 2009, the NLRB upheld the ALJ’s recommended decision.  Spartan has appealed the NLRB’s decision to the Fourth Circuit Court. We have no insurance coverage applicable to this unfair labor practice matter; however, its resolution is not expected to have a material impact on our cash flows, results of operations or financial condition.

Upper Big Branch Mine

On April 5, 2010, an accident occurred at the UBB mine, tragically resulting in the deaths of 29 miners and seriously injuring two others.  The Federal Mine Safety and Health Administration (“MSHA”) and the State of West Virginia have undertaken a joint investigation into the cause of the UBB tragedy.  We also have commenced our own investigation.  We believe these investigations will continue for the foreseeable future, and we cannot provide any assurance as to their outcome, including whether we become subject to possible criminal and civil penalties or enforcement actions. Additionally, the U.S. Attorney for the Southern District of West Virginia has commenced a grand jury investigation. In order to accommodate these investigations, the UBB mine will be closed for an extended period of time, the length of which we cannot predict at this time.  The Company has recently sought permission to close the UBB mine; regulatory authorities have not yet granted such permission.  The Company believes that it can construct another portal and access reserves previously accessed by the UBB mine, but it has not yet received this permission from regulatory authorities.  We self-insure the underground mining equipment, including the longwalls at the UBB mine.  We do not currently carry business interruption insurance for the UBB mine.  We have third-party general liability insurance coverage that applies to litigation risk, which coverage we believe applies to litigation stemming from the UBB tragedy.

While updated analyses will continue in future periods, we have recorded our best estimate of probable losses related to this matter.  The most significant components of these losses related to: the benefits being provided to the families of the fallen miners, costs associated with the rescue and recovery efforts, possible legal and other contingencies, and asset impairment charges.  We have recorded a $78 million liability in Other current liabilities at March 31, 2011, which represents our best estimate of the probable loss related to potential future litigation settlements associated with the UBB tragedy.  Thirteen of the families have filed wrongful death suits against us, while eight families have signed agreements to settle their claims (five of which have been finalized after receiving the required judicial approval).  In addition, four employees have filed lawsuits against us alleging emotional distress or personal injuries due to their proximity to the explosion.   Insurance recoveries related to our general liability insurance policy that are deemed probable and that are reasonably estimable have been recognized in the Consolidated Statements of Income to the extent of the related losses, less applicable deductibles.  Such recognized recoveries for litigation settlements associated with the UBB tragedy totaled $78 million and are included in Trade and other accounts receivable at March 31, 2011.

Given the uncertainty of the outcome of current investigations, including whether we become subject to possible civil penalties or enforcement actions, it is possible that the total costs incurred related to this tragedy could exceed our current estimates.  As of March 31, 2011, we believe that the reasonably possible aggregate loss related to these claims in excess of amounts currently recorded cannot be estimated.  It is possible, however, that the ultimate liabilities in the future with respect to these claims, in the aggregate, may be material.  We will continue to review the amount of any necessary accruals, potential asset impairments, or other related expenses and record the charges in the period in which the determination is made and an adjustment is required.

Clean Water Act Citizens’ Suits

The Sierra Club and others have filed two citizens’ suits against several of our subsidiaries in federal court in the Southern District of West Virginia (“Southern District Court”) alleging violations of the terms of our water discharge permits. One of the cases is limited to allegations that two of our subsidiaries, Independence Coal Company and Jacks Branch Coal Company, are violating limits on the allowable concentrations of selenium in their discharges of storm water from several surface mines. The other action is limited to claims that several of our subsidiaries are violating discharge limits on substances other than selenium, such as aluminum. The plaintiffs in these cases seek both a civil penalty and injunctive relief.

In the non-selenium case, we have argued that the alleged violations are contemplated by an existing consent decree with the United States government and should not be the subject of a new lawsuit, but the Southern District Court has allowed the case to progress.  In the selenium case, we have argued that the limits on selenium concentrations in our discharges have been stayed by an order of the West Virginia Environmental Quality Board and therefore cannot be the subject of a Clean Water Act case until after those limits become effective. The plaintiffs have nonetheless filed a motion for summary judgment in the selenium case, arguing that we are in violation of our permit limits despite the stays. Recently, the federal court ruled that the stays issued by the Environmental Quality Board were ineffective.  The plaintiffs have also filed reports of experts contending that our subsidiaries should have commenced construction on selenium treatment units in October 2008.  They claim that the failure to do so has saved our subsidiaries over $100 million and asked the Southern District Court to require us to install selenium treatment systems and to impose a penalty that recoups all of the savings realized by the alleged non-compliance.  We strongly disagree with plaintiffs’ position and while we do not expect the resolution of this matter to have a material impact on our cash flows, results of operations or financial condition it is possible that the ultimate liabilities in the future with respect to these claims, in the aggregate, may be material.

Other Legal Proceedings

We are parties to a number of other legal proceedings, incident to our normal business activities.  These include, for example, contract disputes, personal injury claims, property damage claims, environmental issues, and employment and safety matters. While we cannot predict the outcome of any of these proceedings, based on our current estimates we do not believe that any liability arising from these matters individually or in the aggregate should have a material adverse impact upon our consolidated cash flows, results of operations or financial condition.  It is possible, however, that the ultimate liabilities in the future with respect to these lawsuits and claims, in the aggregate, may be materially adverse to our cash flows, results of operations or financial condition.